EXHIBIT 99.1
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                                     [LOGO]
                                  CONSTELLATION

NEWS RELEASE                                     CONTACTS:
                                                 Investor Relations:
                                                 Mark Maring - 585-218-3668

                                                 Media:
                                                 Philippa Dworkin - 585-218-3733
                                                 Ginny Clark - 585-218-3669


                      CONSTELLATION REAFFIRMS THIRD QUARTER
                             AND FULL YEAR GUIDANCE

FAIRPORT, N.Y., November 04, 2003 - Constellation Brands, Inc. (NYSE: STZ), a leading international producer and marketer of beverage alcohol brands, today reaffirmed its guidance for diluted earnings per share both on a comparable basis and a reported (GAAP) basis for the third quarter ending November 30, 2003 and fiscal year ending February 29, 2004. The table below reflects management's current diluted earnings per share expectations both on a comparable basis and a reported basis, together with a reconciliation.


                                                   Range for the Quarter          Range for the Year
                                                  Ending November 30, 2003     Ending February 29, 2004
                                                  ------------------------     ------------------------
Forecasted reported diluted earnings per share    $     0.65    $     0.69     $     1.89    $     1.96
  Inventory step-up                                     0.02          0.02           0.12          0.12
  Concentrate inventory write-down                      -             -              0.10          0.10
  Financing costs                                       -             -              0.05          0.05
  Restructuring charges                                 0.09          0.09           0.28          0.28
  Imputed interest charge                               -             -              0.01          0.01
  Gain on derivative instruments                        -             -             (0.01)        (0.01)
                                                  ----------    ----------     ----------    ----------
Forecasted comparable diluted earnings per share  $     0.76    $     0.80     $     2.44    $     2.51
                                                  ==========    ==========     ==========    ==========

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     The  Company  expects  additional imported beer sales ahead of the recently announced Mexican price increase to benefit modestly earnings per share in its third quarter ending November 30, 2003. Notwithstanding the benefit to the third quarter from additional imported beer sales, the Company has maintained its EPS guidance which takes into account the potential impact on shipments caused by California retail strikes and fires. The impact of the beer price increase on the fourth quarter ending February 29, 2004 is expected to be neutral to EPS, with additional sales in the early part of the quarter, offset by initial re-balancing of inventories toward the end of the quarter. Finally, it is anticipated that the benefit to Constellation's full year EPS ending
February 29, 2004 from additional imported beer sales ahead of the price increase will be offset by further re-balancing of inventories in the early part of fiscal year 2005. The Company will be informing its distributors on the timing and the amount of the price increase towards late November.

     Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation's portfolio include: Corona Extra, Pacifico, St. Pauli Girl, Black Velvet, Fleischmann's, Mr. Boston, Estancia, Simi, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Alice White, Vendange, Almaden, Arbor Mist, Stowells and Blackthorn.

FORWARD-LOOKING STATEMENTS
     The statements regarding management's current diluted earnings per share guidance, as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The Company's forward-looking statements are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the Company's estimated

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                                      - 3 -

diluted earnings per share on a comparable basis for the third quarter ending November 30, 2003 and fiscal year ending February 29, 2004, and (ii) the Company's estimated diluted earnings per share on a reported (GAAP) basis for the third quarter ending November 30, 2003 and fiscal year ending February 29, 2004, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the Company contained in this press release are also subject to the following risks and uncertainties: the on-going assimilation of the Hardy business; final management determinations and independent appraisals vary materially from current management estimates and preliminary independent appraisals of the fair value of the assets acquired and the liabilities assumed in the Hardy acquisition; the Company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the Company's competitors; raw material supply, production or shipment difficulties could adversely affect the Company's ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the Company's products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in foreign exchange rates. For additional information about risks and uncertainties that could adversely affect the Company's forward-looking statements, please refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2003.